EXHIBIT 99.2

May 2008

Dear Fellow Shareholders:

In opening, I would just like to say that I am honored to be the newly appointed Chief Executive Officer and President of Winland.  The “Interim” part of my title was recently removed and I am excited at the opportunities that I see for Winland.  Although I am well aware of the challenges facing me as CEO, I am confident that I can put my experience and expertise to work and help Winland capture these opportunities.

As you will see in the financials attached to this letter, we have struggled with sales during the first quarter, primarily as a result of a sharp decline in customer demand from two of our three largest customers.  Although we experienced a harsh impact from two major customers pulling back at the same time, these declines in volume are specific to the respective customers’ situations and don’t appear to be directly connected to a broader economic picture.  In addition, we had a phase out of sales to two customers who we engaged with last year and whose expectations and business management systems didn’t align well with Winland’s. Like all kinds of business relationships, not all are destined to be ideal.

What is encouraging, though, is the volume of new customer prospects coming through our facility, and the excellent potential of these prospective customers’ programs. Quotation activity is very high for both engineering services and manufacturing, and among medical and industrial market sectors. As people familiar with our industry know, our sales cycles are long in this industry, but it is encouraging that we have the activity level we have. This activity supports industry statistics showing continuing strength in the EMS business and a growing trend of outsourcing by OEMs. This is especially true in the mid to low-volume, high-mix EMS segment in which Winland operates.

As I have mentioned before, there have been significant changes made in a number of areas since the beginning of 2008. One change is our decision to moderate the growth rate for Winland’s proprietary products to a level more appropriate to our company’s resources. With that decision, we are rebalancing our investment in favor of domestic and European marketing and de-emphasizing aggressive new product development.

During the first quarter, we made key personnel changes and focused on identifying future leaders and high-performance team members. Those personnel changes are largely complete and we are executing on key initiatives in the areas I just mentioned. At the same time, we responded to the sales trend by cutting out discretionary spending and reducing fixed overhead. On an annualized basis, roughly $1 million in cost reduction has already been achieved.

Revenues for the first quarter were $7.0 million, a decrease of 24.4 percent compared to the $9.3 million reported for the first quarter of fiscal 2007.  Net sales of electronic controls and final assemblies for OEM customers including Engineering design services were $6.2 million down $2.4 million or 27.9% compared to 2007.  Net sales of Winland’s proprietary products, primarily for the security/industrial markets, were $870,000, up $122,000 compared to a year ago.

Gross profit for the first quarter was $611,000, or 8.7 percent of sales, down from the $872,000 or 9.4 percent of sales for the first quarter last year.  Decreased gross profit was primarily due to the under utilization of fixed costs resulting from the reduction in sales for the quarter.

Total operating expenses were $1.2 million in the first quarter consistent with the $1.2 million for the first quarter last year.

Winland reported a loss from operations of $569,000 compared to a loss from operations of $342,000 for the first quarter last year. Winland reported a net loss of $380,000, or $0.10 per basic and fully diluted share (based on 3.6 million basic and fully diluted shares), compared to a net loss of $267,000, or $0.07 per basic and fully diluted share (based on 3.6 million basic and fully diluted shares) for the first quarter last year.

As of March 31st, our OEM customers have given us purchase orders with an aggregate value of $11.4 million for delivery during the remainder of 2008. This compares to a figure of $17.4 million as of December 31, 2007.

Looking at the Balance Sheet you will see that in the quarter ended March 31, 2008 we maintained a zero balance on our revolving line-of-credit.  The current ratio was 3.0 to 1 at March 31, 2008 and 3.1 to 1 at December 31, 2007.  Working capital equaled $6.7 million at March 31, 2008, compared to $7.0 million at December 31, 2007.

We believe that our cash balance, funds available under our revolving line-of-credit agreement and anticipated cash flows from operations will be adequate to fund our cash requirements for at least the next 12 months.

In closing I would like to summarize my earlier key statements:

First: there is a lot of opportunity in our market space, and we’re building highly robust operational capability to accommodate growth.

Second: marketing and sales activity is very aggressive, although we know there can be a long sales cycle.

Third: we will continue to focus on cost containment, process improvement, and waste elimination.

Next: our balance sheet and credit capacity are both good.

Finally: you have a management team and Board of Directors highly engaged in representing your interests and Winland’s future.

Sincerely,

Thomas J. de Petra
President and Chief Executive Officer

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands of Dollars)

ASSETS	March 31, 2008	December 31, 2007
	(Unaudited)
Current Assets
Cash	$626	$1,152
Accounts receivable, less allowance for doubtful
accounts of $25	3,224	3,436
Refundable income taxes	522	389
Inventories	4,751	4,708
Prepaid expenses and other assets	382	253
Deferred income taxes	479	400
Total current assets	9,984	10,338

Property and equipment at cost	11,867	11,827
Less accumulated depreciation	(6,614)	(6,410)
Net property and equipment	5,253	5,417
Total assets	$15,237	$15,755

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Current maturities of long-term debt	$458	$512
Accounts payable	1,842	1,729
Accrued expenses:
Compensation	583	733
Allowance for rework and warranty costs	165	160
Other	231	219
Total current liabilities	3,279	3,353

Long Term Liabilities
Long-term debt, less current maturities	1,354	1,471
Deferred income taxes	282	282
Deferred revenue	137	138
Other long term tax liabilities	129	129
Total long-term liabilities	1,902	2,020

Stockholders' Equity
Common stock, par value $0.01 per share; authorized 20,000,000
shares; issued and outstanding 3,640,741 shares as of March 31, 2008 and December 31, 2007.	36	36
Additional paid-in capital	4,745	4,691
Retained earnings	5,275	5,655
Total stockholders' equity	10,056	10,382
Total liabilities and stockholders' equity	$15,237	$15,755

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Amounts)
(Unaudited)

	For the Three Months Ended March 31,
	2008	2007
Net sales	$7,033	$9,300
Cost of sales	6,422	8,428
Gross profit	611	872

Operating expenses:
General and administrative	617	630
Sales and marketing	340	251
Research and development	223	333
Total operating expenses	1,180	1,214

Operating loss	(569)	(342)

Interest Expense and Other:
Interest expense	(34)	(81)
Other income, net	12	13
Total other income (expense)	(22)	(68)

Loss before income taxes	(591)	(410)

Income tax benefit	211	143
Net loss	$(380)	$(267)

Loss per common share:
Basic	$(0.10)	$(0.07)
Diluted	$(0.10)	$(0.07)

Weighted-average number of common shares outstanding:
Basic and diluted	3,640,741	3,600,347

Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by Winland do not relate strictly to historical or current facts.  As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events.  The statements included in this release with respect to the following matters are forward looking statements; (i) that current industry data, as well as the high level of new customer business we are seeing in both the engineering and manufacturing industries, suggests ongoing EMS market resilience; and (ii) that the combined effect of the right cost structure, strong balance sheet and credit capacity, together with good early progress toward our initiatives related to program management, supply chain management, quality management, and information systems make Winland a stronger company and support our  EMS growth strategy. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) despite current industry data and the high level of new customer business we are seeing in the engineering and manufacturing industries, the EMS market will not continue to be resilient, and (ii) despite Winland’s cost structure, strong balance sheet and the progress we have made towards our initiates, this will not make Winland a stronger company and does not support our EMS growth strategy. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.